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                                                                     EXHIBIT 3.2


                           PROPOSED RESOLUTIONS TO THE
                         GENERAL MEETING OF SHAREHOLDERS



         I - FALLING UNDER THE AUTHORITY OF THE ORDINARY GENERAL MEETING


                                FIRST RESOLUTION

After hearing the report of the Board of Directors and the reports of the Statutory Auditors, the General Meeting of Shareholders approves the financial statements and balance sheet for fiscal 2001 as they have been presented.


                                SECOND RESOLUTION

The General Meeting approves the proposal of the Board of Directors and decides to allocate the loss of 36 919 948,66euro for fiscal 2001 to carry forward, which will amount to FRF (36 919 948,66)euro after allocation.

The General Meeting notes, in accordance with the provisions of article 47 of the law of July 12, 1965, that no dividends have been distributed in the course of the previous three years.


                                THIRD RESOLUTION

The General Meeting approves the proposal of the Board of Directors and decides to deduct the sum of 36 919 948,66euro from the account "Issuance premium" for allocation to the carry forward which will bring this account to nil.


                                FOURTH RESOLUTION

After hearing the report of the Board of Directors and the reports of the Statutory Auditors, the General Meeting of Shareholders approves the consolidated financial statements and balance sheet for fiscal 2001 as they have been presented.


                                FIFTH RESOLUTION

The General Meeting gives the Directors final discharge for their management during fiscal 2001. It also gives full and final discharge to MM. Jean-Pierre LESAGE, Alain PACAUD and Roland RUSCHER.


                                SIXTH RESOLUTION

The General Meeting renews Mr. Robert BRUNCK's term of office as Director, which would expire at the end of the present General Meeting. Mr. BRUNCK's term of office will expire at the end of the General Meeting held to approve the financial statements for fiscal 2007.


                               SEVENTH RESOLUTION

The General Meeting renews the term of office of the company ISIS, represented by Mr. Gerard FRIES, as Director, which would expire at the end of the present General Meeting. ISIS' term of

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office will expire at the end of the General Meeting held to approve the financial statements for fiscal 2007.


                                EIGHTH RESOLUTION

The General Meeting appoints Mr. Claude MANDIL as Director in replacement of Mr. Pierre JACQUARD whose term of office expires at the end of the present General Meeting. Mr. MANDIL's term of office will expire at the end of the General Meeting held to approve the financial statements for fiscal 2007.


                                NINTH RESOLUTION

The General Meeting sets the aggregate compensation to be allocated to the Directors of the Company for fiscal 2002 at euro 150,000.


                                TENTH RESOLUTION
        (Delegation of powers and authority to the Board of Directors to purchase Company shares)

After reviewing the report of the Board of Directors and the information notice approved by the Commission des Operations de Bourse, the General Meeting authorizes the Board of Directors, in accordance with the provisions of articles L.225-209 and seq. of the Commercial Code, to purchase Company shares under the following conditions:

o   maximum purchase price         :         euro 100
o   minimum sale price             :         euro  40

The maximum number of shares that the Company may hold shall not exceed 10% of the capital as of December 31, 2001 i.e. 1,167,291 shares, taking into account the treasury stocks acquired under previous authorizations, and shall not exceed the maximum amount of euro 116 729 100.

The shares may be acquired on one or several occasions, by any method, including by agreement or stock market purchase, by purchasing blocks of shares or by an offer to buy, and at any moment, including during a take-over bid. The objective of the purchase is to stabilize the share market rate. The Board of Directors is expressly authorized to delegate the execution of the decisions taken in the present authorization to the Chairman, with the right to sub-delegate.

This authorization cancels, for the remainder of its period of validity, and replaces the authorization granted to the Board of Directors by the General Meeting held on May 16, 2001, in its thirteenth resolution. This authorization shall remain valid until the shareholders decide otherwise and for a maximum period of eighteen months from this day.


                               ELEVENTH RESOLUTION
        (Delegation of powers and authority to the Board of Directors to issue bonds or other debt securities)

The General Meeting authorizes the Board, on its unilateral decision, to issue bonds or other debt securities, on one or several occasions, in France and abroad, subordinated or not, for a fixed or undetermined period, at a fixed or variable rate, as well as warrants entitling their holders to subscribe to bonds or other debt securities. The bonds, debt securities and warrants may be denominated in Euros, foreign currencies or other monetary units determined by reference to several currencies, up to a maximum nominal amount of euro 200,000,000 or its equivalent in other currency or monetary unit, this amount applying globally to bonds issued directly and to those issued following exercise of the


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warrants. The bonds or debt securities may be secured or not and issued in number, in form, at dates, at rates and at redemption conditions established by the Board.

The General Meeting grants complete powers to the Board of Directors in conjunction with this issue of bonds or debt securities, with the right to sub-delegate such powers, and allows the Board full latitude in defining the terms applicable to the bonds, debt securities or warrants, which may, in particular, carry a variable rate or a reimbursement premium above par value, fixed or variable, the premium being in addition to the maximum amount set above.

With respect to issue denominated in foreign currencies, the allocation to the above global amount shall be made using the foreign currency exchange rate on the issue date. This authorization cancels, for the remainder of its period of validity, and replaces the authorization granted to the Board of Directors by the General Meeting held on May 16, 2001, in its fourteenth resolution and shall remain valid for five years from this day.


                               TWELFTH RESOLUTION

After hearing the special report of the Statutory Auditors on the agreements referred to in article L. 225-38 of the Commercial Code, the General Meeting takes note of this report and ratifies the said agreements.


      II - FALLING UNDER THE AUTHORITY OF THE EXTRAORDINARY GENERAL MEETING


                              THIRTEENTH RESOLUTION

 (Delegation of powers and authority to the Board of Directors to increase the share capital through the issue of shares, or other securities, and/or warrants entitling their holders to subscribe to shares, with preferential subscription rights in favor of holders of existing shares)

After reviewing the report of the Board of Directors and the special report of the Statutory Auditors, the General Meeting, with the requisite quorum and voting majority, hereby delegates to the Board of Directors, pursuant to article L.225-119 of the Commercial Code, the necessary powers to carry out, on one or several occasions, in France and abroad, subject to the preferential right to subscribe in favor of the holders of existing shares, issues of simple securities or securities granting their holders an immediate or deferred access to a share of the stated capital of the Company.

These securities may be issued in the form of:

a) shares in accordance with article 6 of the by-laws through the issue of new shares.

b) securities, other than shares, giving the right to their holder, through conversion, exchange, redemption, exercise of warrants or any other means to the transfer in his favor, at any time or upon set dates, of equity securities, outstanding or to be issued at a later date. These securities may be bonds or be associated with the issue of bonds, or even provide for the issue of bonds as intermediate securities. They may be issued in the form of bonds convertible into shares, bonds redeemed in shares, bond warrants or as subordinated securities with a fixed or undetermined duration, and may be denominated in Euros, in foreign currencies or in any monetary units determined by reference to several currencies.

c) warrants which entitle their holders to subscribe to securities representing a share of the stated capital, with the proviso that these warrants may be issued separately or attached to either shares or securities referred to in (b) above issued simultaneously.


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The above issues may not take the form of investment certificates, nor of preferred shares, with or without voting rights. The General Meeting accordingly sets at nil the maximum amount of capital increase which may be carried out through such instruments.

The General Meeting decides that the nominal amount of the capital increases which may result either immediately or in the future from the issues authorized and delegated hereby, may not exceed euro 23 000 000, not taking into account any mandatory adjustments that may be necessary in order to protect the rights of holders of the securities referred to in points (b) and (c) above, granting access to a share of the stated capital of the Company. If the securities issued take the form of debt securities, the nominal amount of these securities may not exceed euro 200,000,000 or its equivalent in any other currency or monetary unit determined by reference to several foreign currencies on the date of issue.

The General Meeting decides that the issue price of said securities will be paid for in cash or by means of an offset of accrued receivables due and payable. However, in the event of the issue of securities represented by warrants, the said issue may take place either through an offer to subscribe under the foregoing conditions or through a free allocation of such warrants to the holders of existing shares.

Holders of existing shares at the time of the issue of securities referred to in
(a), (b) and (c) above shall have an irreducible preferential right to subscribe for the new securities so issued, in proportion to the number of shares they then own. The Board of Directors shall set on the occasion of each issue, pursuant to the applicable statutory and regulatory provisions, the conditions and limits under which the shareholders may exercise their irreducible right to subscribe. The Board of Directors may institute for the benefit of the shareholders a reducible right to subscribe, proportional to their rights and within the limits of their request.

If the irreducible rights to subscribe and, where appropriate, the reducible rights to subscribe, do not cover the whole of an issue of securities or warrants, the Board of Directors may decide, in accordance with applicable legal provisions, to limit the issue to the amount of subscriptions received (provided that if the Board of Directors were to decide to issue new ordinary shares referred to in (a) above, the amount of subscriptions should attain at least seventy five per cent of the amount of the capital increase decided upon), to freely allocate the shares, the securities or the warrants not subscribed with irreducible rights and, where appropriate, reducible rights, or to offer all or part of them in a public offering. The Board of Directors may use the foregoing options or any of them in the order it sees fit.

The present authorization to issue granted by the General Meeting includes as of right, in favor of the subscribers to securities or warrants, the waiver by the holders of existing shares of their preferential right to subscribe to securities representing a share of the capital to which the said securities or warrants will give immediate or deferred access.

In the event of an issue of securities giving right to the allocation of equity securities further to the exercise of a warrant, the Board of Directors will have full powers to establish the terms and conditions under which the Company will have the right to purchase warrants on the stock market, at any time or on specified dates, in order to cancel them. The warrants issued or detached from the primary or intermediary securities issued may be exercised either at any time or during set periods or on specified dates.

The General Meeting grants full powers to the Board of Directors, with the authority to sub-delegate such powers to the Chairman under terms provided for by law, to implement, on one or several occasions, the authorization granted hereby, in particular set the dates and terms of the issues, decide on the issue price and the interest rates, set the nature and characteristics of the securities to be issued (which may, inter alia, be subordinated or not and for a fixed duration or not), their amounts, their issue date, retroactive if need be, the conditions of their redemption and/or repurchase, carry out all legally required adjustments, allow for the possibility to suspend the exercise of the rights attached to such securities up to a maximum of three months, set the terms according to which the rights of


                                      -4-
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holders of securities giving deferred access the share capital will be assured protection, request the admission of said securities to listing on such regulated markets as it may decide, amend the by-laws accordingly and, more generally, take any measure and enter into any agreement which may be necessary in order to successfully carry out the issues, including abroad and/or on the international market if relevant, all in compliance with applicable laws and regulations.

Furthermore, the General Meeting authorizes the Board of Directors to charge the expenses relating to the capital increases to the issue premium of such capital increases and to deduct from such premiums the amounts necessary to raise the legal reserve to the statutory one tenth of the new stated capital after each capital increase.

The present authorization, which supersedes all prior authorizations relating to the issue, with preferential subscription rights, of shares and/or securities, including warrants, granting their holders an immediate or deferred access to a share of the stated capital of the Company, cancels for the remaining period and replaces the authorization granted to the Board by the General Meeting held on May 16, 2001 in its sixteenth resolution. This authorization shall remain valid for a period of twenty six months from the date of the present Meeting.


                              FOURTEENTH RESOLUTION
  (Delegation of powers and authority to the Board of Directors to increase the share capital through the issue of shares, or other securities, and/or warrants entitling their holders to subscribe to shares, without preferential subscription rights in favor of the holders of existing shares)

After reviewing the report of the Board of Directors and the special report of the Statutory Auditors, the General Meeting, with the requisite quorum and voting majority, hereby delegates to the Board of Directors, pursuant to article L.225-129 of the Commercial Code, the necessary powers to decide and carry out from time to time in France and abroad, issues, without preferential subscription rights, of issues of simple securities or securities granting their holders an immediate or deferred access to a share of the stated capital of the Company.

These securities may be issued in the form of:

a) shares in accordance with article 6 of the by-laws through the issue of new shares.

b) securities, other than shares, giving the right to their holder, through conversion, exchange, redemption, exercise of warrants or any other means, to the transfer in his favor, at any time or upon set dates, of equity securities, outstanding or to be issued at a later date. These securities may be debentures or be associated with the issue of such securities, or even provide for their issue as intermediate securities. They may be issued in the form of debentures convertible into shares, debentures redeemed in shares, debentures with warrants attached or as subordinated securities with a fixed or undetermined duration, and may be denominated in Euros, in foreign currencies or in any monetary units determined by reference to several currencies.

c) warrants which entitle their holders to subscribe to securities representing a share of the stated capital, with the proviso that these warrants may be issued separately or attached to either shares or securities referred to in (b) above issued simultaneously.

Those securities may be issued, within the limit set out hereunder, in order to compensate shares in the course of a public offer of exchange which concerns shares conforming to the conditions specified under article L.225-148 of the Commercial Code,.

The above issue may not take the form of investment certificates, nor of preferred shares, with or without voting rights. The General Meeting accordingly sets at nil the maximum amount of capital increase which may be carried out through such instruments.

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The General Meeting decides that the nominal amount of the capital increases which may result either immediately or in the future from the issues authorized and delegated hereby, may not exceed euro 23 000 000, this limit being the same in aggregate as the one set for the capital increases authorized by virtue of the thirteenth resolution, but not taking into account any mandatory adjustments that may be necessary in order to protect the rights of holders of the securities referred to in points (b) and (c) above, granting access to a share of the stated capital of the Company. If the securities issued take the form of debt securities, the nominal amount of these securities may not exceed euro 200,000,000 or its equivalent in any other currency or monetary unit determined by reference to several foreign currencies on the date of issue, this limit being the same in aggregate as the one set in the thirteenth resolution with respect to debt securities.

The General Meeting decides that:

a) the issue price of the shares will be at least equal to the average opening price of the share listed on the Premier Marche of the Paris Stock Exchange for ten consecutive trading days selected from the twenty trading days preceding the date of issue, adjusted to take into account the difference in maturity date;

b) the issue price of the other securities, including autonomous warrants, will be such that the sum received immediately by the Company, increased, if relevant, by the sum it is likely to receive subsequently, is, for each equity security issued as a result of the issue of these securities, at least equal to the average price defined in paragraph a) above.

The Board of Directors may grant a priority subscription period to Shareholders to subscribe to the securities, for which the Board of Directors will determine the terms and conditions of exercise, without giving rise to the creation of tradable rights.

The present authorization to issue granted by the General Meeting includes as of right, in favor of the subscribers to securities or warrants, the waiver by the holders of existing shares of their preferential right to subscribe to securities representing a share of the capital to which the said securities or warrants will give immediate or deferred access.

In the event of an issue of securities giving right to the allocation of equity securities further to the exercise of a warrant, the Board of Directors will have full powers to establish the terms and conditions under which the Company will have the right to purchase warrants on the stock market, at any time or on specified dates, in order to cancel them. The warrants issued or detached from the primary or intermediary securities issued may be exercised either at any time or during set periods or on specified dates.

The General Meeting grants full powers to the Board of Directors, with the authority to sub-delegate such powers to the Chairman under terms provided for by law, to implement, on one or several occasions, the authorization granted hereby, in particular set the dates and terms of the issues, decide on the issue price and the interest rates, set the nature and characteristics of the securities to be issued (which may, inter alia, be subordinated or not and for a fixed duration or not), their amounts, their issue date, retroactive if need be, the conditions of their redemption and/or repurchase, carry out all legally required adjustments, allow for the possibility to suspend the exercise of the rights attached to such securities up to a maximum of three months, set the terms according to which the rights of holders of securities giving deferred access the share capital will be assured protection, request the admission of said securities to listing on such regulated markets as it may decide, amend the by-laws accordingly and, more generally, take any measure and enter into any agreement which may be necessary in order to successfully carry out the issues, including abroad and/or on the international market if relevant, all in compliance with applicable laws and regulations.

Furthermore, the General Meeting authorizes the Board of Directors to charge the expenses relating to the capital increases to the issue premium of such capital increases and to deduct from such premiums


                                      -6-
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the amounts necessary to raise the legal reserve to the statutory one tenth of the new stated capital after each capital increase.

The present authorization, which supersedes all prior authorizations relating to the issue, without preferential subscription rights, of shares and/or securities, including warrants, granting their holders an immediate or deferred access to a share of the stated capital of the Company, cancels for the remaining period and replaces the authorization granted to the Board by the General Meeting held on May 16, 2001, in its seventeenth resolution. This authorization shall remain valid for a period of twenty six months from the date of the present Meeting.


                              FIFTEENTH RESOLUTION
      (Option of using the two above authorizations during a take-over bid)

After reviewing the report of the Board of Directors, the General Meeting, with the requisite quorum and majority and in accordance with article L. 225-138 of the Commercial Code, decides that the delegations and authorizations granted to the Board of Directors by thirteenth and fourteenth resolutions above and relating to capital increases not reserved for designated beneficiaries are expressly stipulated as usable during a take-over bid or a public offer of exchange related to the securities of the Company.

This special option to make use of these delegations during a take-over bid or a public offer of exchange is granted from the date of the present Meeting until the date of the General Meeting of Shareholders held to approve the financial statements for fiscal 2002.


                              SIXTEENTH RESOLUTION
  (Delegation of powers and authority to the Board of Directors to increase the capital, reserving the subscription of the shares to be issued to members of a
   Company Savings Plan ("Plan d'Epargne Entreprise") or a Voluntary Employee
        Savings Plan ("Plan Partenarial d'Epargne Salariale Volontaire")

After reviewing the report of the Board of Directors and the special report of the Statutory Auditors, the General Meeting, with the requisite quorum and voting majority and pursuant to article L.443-1 and seq. of the French Labor Code and articles L.225-129 and L.225-138 of the Commercial Code:

     1 delegates all powers to the Board of Directors, for a period of twenty-six months, to carry out, on one or several occasions, on its own initiative, capital increases within a limit of a maximum nominal value of euro 1 000 000, not taking into account any adjustment that may be necessary in accordance with the law, through the issue of shares or other securities with deferred access to the share capital, to which the subscription will be reserved to those members of the Company Savings Plan or a Voluntary Employee Savings Plan of the Company and of French or foreign companies of the group who furthermore fulfill the conditions set out by the Board of Directors, in accordance with the law;

     2 decides that the Board of Directors shall be entitled to grant free shares or other free securities with deferred access to the share capital, provided that the total advantage resulting therefrom and, as the case may be, from the discount on the share subscription price, shall not exceed the limits provided for by the statutory and legal provisions;

     3 decides that the issue price for the new shares and for the securities with deferred access to the share capital will be set by the Board of Directors in accordance with statutory and legal provisions;

     4 decides that the terms of the securities with deferred access to the share capital will be fixed by the Board of Directors in accordance with the law; and

     5 decides to waive the preferential rights of the shareholders to subscribe to newly issued shares in favor of the members of the Company Savings Plan or a Voluntary Employee Savings Plan


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     6    decides in the event of capital increases performed in accordance with the delegations granted to the Board of Directors by this general meeting under the thirteenth and fourteenth resolutions to increase the capital up to a maximum nominal amount of 23 millions euros that the Board of Directors shall have to deliberate on the opportunity to perform a capital increase up to a nominal amount of 1 000 000 euro reserved to the employees mentioned under point 1 above and under the terms and conditions mentioned in the article L.443-5 of the French Labor Code.

The General Meeting grants all powers to the Board of Directors to implement the present delegation of powers and authority and in particular to grant deferred payment of shares and as the case may be, for the securities with deferred access to the share capital, set the modalities and conditions of the operations and set the dates and terms of the issues which will be carried out by virtue of the present authorization, set the opening and closing dates for the subscriptions, the dates at which shares will give right to dividends, the terms for full payment of shares and other securities with deferred access to the share capital, request the admission and listing of securities on such markets as it may decide.

The Board of Directors, will also have all powers, with authority to sub-delegate such powers to the Chairman, to record the effectiveness of the capital increases for the number of shares which will actually be subscribed, to carry out, either directly or by proxy, all operations and administrative formalities relating to the capital increases and, at its sole discretion and if it deems appropriate, to charge the expenses related to the capital increases to the amount of issue premiums pertaining to these capital increases and to deduct from this amount the sums required to raise the legal reserve to one tenth of the new capital after each increase.

The present authorization cancels for the remaining period of its validity and replaces the authorization granted to the Board by the General Meeting held on May 16, 2001. This authorization shall remain valid for a period of twenty-six months from the date of the present Meeting.


                             SEVENTEENTH RESOLUTION
        (Delegation of powers and authority to the Board of Directors to grant stock options)

After reviewing the report of the Board of Directors and the special report of the Statutory Auditors, the General Meeting, with the requisite quorum and majority, delegates to the Board of Directors, pursuant to articles L.225-180 to L.225-185 of the Commercial Code the necessary powers in order to allocate, on one or several occasions, to the personnel and executive officers of the Company and other companies linked to the Company according to the conditions of article L.225-180 of the French Commercial Code, options which entitle their holder to subscribe to new shares in the Company to be issued as capital increase.

The present authorization includes as of right, in favor of the beneficiaries of the options, the waiver by the shareholders of their preferential right to subscribe to shares which will be issued as the options are exercised.

The total number of options granted and not yet exercised by virtue of the present authorization may not give rise to the subscription to a number of shares representing more than 7% of the share capital on the day on which the options are granted.

The validity of the options will range from six to eight years from the date of their allocation.

The subscription price will be set by the Board of Directors according to the terms and within the limits authorized by the legislation in force on the day on which the options are allocated.

The General Meeting hereby grants full powers to the Board of Directors to implement the present authorization, to decide, in particular, on the date or dates of implementation and the terms and conditions under which the options are allocated and exercised, to proceed with the necessary


                                      -8-
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adjustments in the event of financial operations being conducted after the allocation of options, to temporarily suspend the exercise of the options in the event of financial operations being conducted which involve a separation of a right, to allocate, if it deems it appropriate, the expenses related to the capital increases to the amount of issue premiums pertaining to these capital increases and deduct from this amount the amount required to raise the legal reserve to one tenth of the new capital after each increase, and also grants full powers to the Board, with the authority to sub-delegate such powers to the Chairman, to record consecutive increases in share capital, to request the admission to listing of securities on such regulated markets as it may decide, to amend the by-laws accordingly with respect to the amount of capital and the number of shares which represent it.

The present authorization cancels for the remaining period of its validity and replaces the authorization granted to the Board by the General Meeting held on May 16, 2001, in its twentieth resolution. This authorization is valid for a period of thirty-eight months from the date of the present Meeting.


                              EIGHTEENTH RESOLUTION
 (Taking into account of voting rights for the passing of the holding threshold and accordingly modification of the Articles of Association)

After reviewing the report of the Board of Directors, the General Meeting, with the requisite quorum and majority decides to take into account the voting rights for the notice to be given by shareholders with respect to the passing of the threshold provided for the Articles of Association and accordingly to modify the article 7 of the Articles of Association in adding at the third paragraph of the second paragraph the words "or voting rights".


                              NINETEENTH RESOLUTION
  (Harmonization of the Articles of Association with the Law n(degree) 2001-420 dated May 15, 2001 and with the codification of the Company law within the French Commercial Code and accordingly modification of articles 8, 9, 10, 12 and 13 of the Articles of Association)

After reviewing the report from the Board of Directors, the General Meeting, with the requisite quorum and voting majority, decides to bring the Articles of Association into conformity with the applicable legislation and in particular with the dispositions of law No. 2001-420 dated 15th May 2001 relating to the New Economic Regulations as well as with the codification of the Company law dated 24th July 1966 in the Commercial Code and thus to modify as follows Articles 8, 9, 10, 12 and 13 of Articles of Association.

ARTICLE 8 - THE BOARD OF DIRECTORS

In this Article are inserted a sixth paragraph and seventh paragraph drafted as follows:

"6 The Board of Directors determines the strategy of the Company and sees its implementation. Subject to the powers expressly attributed to shareholders' meetings, and within the limits of the purpose of the Company, it considers any question relating to the proper functioning of the Company and by discussion settle the affairs which concern it.

     The Board of Directors procees to carry out any controls and checks it deems necessary. Each Director will receive all the information necessary for the accomplishment of his mission and may request any document he considers to be useful.

7 The Board of Directors may confer on one or more of its Members or on third parties, whether they are shareholders or not, any special mandates for one or more specific objectives.


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     It may decide to create committees responsible for examining questions which it or its Chairman submit to them for their opinion. It will establish the composition and the attributions of committees which exercise their activity under its authority."

ARTICLE 9 - DELIBERATIONS OF THE BOARD OF DIRECTORS

In the first paragraph the following sub-paragraphs will be inserted (following the fourth and seventh sub-paragraphs of the current Articles of Association):

"The Chairman represents the Board of Directors. He organises and directs the Board's work on which he reports to the General Meeting. He ensures that the organs of the Company function properly and in particular makes sure that the Directors are able to carry out their mission."

"Should the Chairman die or be temporarily indisposed, the Board of Directors may delegate a Member of the Board to carry out the function of Chairman."

The first sub-paragraph of the second paragraph of this Article will be modified as follows:

"The Board of Directors meets when summoned to do so by the Chairman, as often as required in the Company's interests, either at the Head Office or in any other place indicated in the summons."

In addition, the following two sub-paragraphs are added to the second paragraph following the first sub-paragraph:

"When a meeting has not been held for more than two months, at least one third of the Members of the Board may request the Chairman to convene a meeting with a predetermined agenda.

The Managing Director may also ask the Chairman to convene a meeting of the Board of Directors with a predetermined agenda."

In addition, the words "letter or telegram" in the second sub-paragraph of the current Articles of Association should be replaced with the words "written document" and the following phrase inserted in the sixth sub-paragraph" and which mentions, if necessary, the participation of a Member of the Board by means of a visio-conference."

ARTICLE 10 - CHAIRMAN OF THE BOARD OF DIRECTORS - GENERAL MANAGEMENT

The title is modified as follows "ARTICLE 10 - GENERAL MANAGEMENT", the words Chairman of the Board of Directors being deleted.

This Article is modified as follows:

"1   Principles of organisation:

     In accordance with the legal provisions, the general management of the Company will be assumed under his responsibility either by the Chairman of the Board of Directors or by another natural person, whether he is a Member of the Board or not, who is appointed by the Board of Directors with the title of Chief Executive Officer.

     The choice between these two means of exercising general management will be made by the Board of Directors, who must inform the shareholders and third parties of this, in accordance with the law.

     The deliberations of the Board of Directors relating to the choice of the means of exercising general management will be taken on a majority vote by the Members of the Board who are present or represented.

     The option selected by the Board of Directors must be retained for a period that may not be less than one year.

     At the end of the period set by the Board of Directors, the Board must once more deliberate on the means of exercising general management.

     Should the management of the Company be assumed by the Chairman of the Board the following dispositions relating to the Chief Executive Officer will apply to him.

2    The Chief Executive Officer

     The Board of Directors will establish the duration of the mandate of the Chief Executive Officer and determine his remuneration. Should the function of Chief Executive Officer be assumed by the Chairman of the Board of Directors, the Chief Executive Officer will be appointed for the duration of his mandate as Chairman.

     The functions of Chief Executive Officer will terminate at the latest at the end of the ordinary general meeting which follows the date on which he reaches the age of 65 years. However, the Board of Directors may extend the Chief Executive Officer `s term of office beyond this limit, all at once or on several occasions, for a total duration that may not exceed three years.

     The Chief Executive Officer may be revoked at any time by the Board of Directors. Should the Chief Executive Officer not assume the functions of Chairman of the Board of Directors, his revocation may give rise to damages and interest, if the decision is taken without due cause.

     The Chief Executive Officer represents the Company in its relationships with third parties and may delegate to any special representative he chooses part of his powers.

     Within the legal limits, the Chief Executive Officer is invested with the most extensive powers to act in the Company's name under all circumstances. However, with regard to the in-house rules and without this limitation being enforceable against third parties, the Board of Directors may limit the extent of his powers.

3    Chief Operating Officers:

     At the proposal of the Chief Executive Officer, whether this function is assumed by the Chairman of the board of Directors or by another person, The Board of Directors may appoint one or more natural persons, whether they are Members of the Board or not, in charge of assisting the Chief Executive Officer, with the title of Chief Operating Officers.

     The maximum number of Chief Operating Officers is fixed at five.

     In agreement with the Chief Executive Officer, the Board of Directors will determine the extent and duration of the powers granted to the Chief Operating Officers.

     The functions of a Chief Operating Officer will be terminated at the end of the ordinary general meeting which follows the date on which he reaches the age of 65 years. However, the Board of Directors may, on a proposal from the Chief Executive Officer extend the term of office of the Chief Operating Officer, all at once or on several occasions, beyond this limit one or more times, for a total duration that may not exceed three years.

     The Chief Operating Officer holds the same powers as the Chief Executive Officer vis a vis third parties.

     The Board of Directors will determine the remuneration of the Chief Operating Officers.

     Should the functions of the Chief Executive Officer cease or be impeded, the Chief Operating Officers retain their functions and attributions until a new Chief Executive Officer is appointed, unless the board of Directors decides otherwise.

     The Chief Operating Officers may be revoked at any time by the Board of Directors on a proposal by the Chief Executive Officer.

4 Acts concerning the Company are signed either by the Chief Executive Officer or by a Chief Operating Officer or by any special holder of a power of attorney."

ARTICLE 12 - AGREEMENTS BETWEEN THE COMPANY AND ONE OF ITS BOARD MEMBERS OR CHIEF EXECUTIVE OFFICERS

The words in the title "between one of its Board Members or Chief Executive Officers" are deleted and replaced with the word "regulated", so that the title becomes"

ARTICLE 12 - REGULATED AGREEMENTS".

In the first sub-paragraph of the first paragraph, the words "Article 101 of the law dated 24th July 1966" are replaced by the words "Article L.225-38 of the Commercial Code".

ARTICLE 13 - GENERAL RULES

The second and third sub-paragraphs of the sixth paragraph are deleted and replaced by the following sub-paragraphs:

"The right of assisting in Meetings for the owners of registered shares depends on the registration of the shareholder or the intermediary envisaged in Article L.228-1 of the Commercial Code in the shares account of the Company five days before the meeting and for the owners of bearer shares to the transmission, within the same period, to the places indicated on the notice of convocation, of a certificate from an authorised financial intermediary confirming the unavailability of the shares registered in the account up to the date of the General Meeting.

A shareholder may be represented by another shareholder or by his spouse, and if he is a non-resident he may, in addition, be represented by the a registered intermediary; in this respect, the representative must justify his mandate."

In addition a sixth sub-paragraph is added to this paragraph, as follows:

"Any shareholder may also, if the Board of Directors or its Chairman allows at the time of the convocation to a general meeting, assist this meeting via visio-conference or by electronic telecommunication or tele-transmission means subject to and in accordance with the conditions laid down by the legislation or the regulations in force. This shareholder is then considered to be present at this meeting when calculating the quorum and the majority".


                              TWENTIETH RESOLUTION

The General Meeting grants full powers to bearers of a copy or an extract of these minutes to fulfil all legal registration or publicity formalities.



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